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Exhibit 12

Select Medical Holdings Corporation
Ratio of Earnings to Fixed Charges
(unaudited)

	For the Year Ended December 31,
	2010	2011	2012	2013	2014
	(in thousands)
Pre-tax income from operations before adjustments for non-controlling interests in consolidated subsidiaries or earnings (loss) from equity investees	$124,432	$180,807	$235,845	$195,325	$196,753

Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtedness	112,337	99,216	94,950	87,364	85,446
Capitalized interest	767	304	153	242	381
Rentals:
Buildings — 33%(A)	39,033	39,070	40,973	40,815	42,460
Office and other equipment — 33%(A)	12,038	15,010	14,577	13,513	13,341

Total fixed charges	$164,175	$153,600	$150,653	$141,934	$141,628

Pre-tax income from operations before adjustment for non-controlling interests in consolidated subsidiaries or earnings (loss) from equity investees plus fixed charges, less preferred stock dividend requirements of consolidated subsidiaries less capitalized interest	$287,840	$334,103	$386,345	$337,017	$338,000

Ratio of earnings to fixed charges	1.75	2.18	2.56	2.37	2.39

(A)
The Company uses 33% to estimate the interest on its rentals. This percentage is a reasonable approximation of the interest factor.

 Select Medical Corporation
Ratio of Earnings to Fixed Charges
(unaudited)

	For the Year Ended December 31,
	2010	2011	2012	2013	2014
	(dollars in thousands)
Pre-tax income from operations before adjustments for non-controlling interests in consolidated subsidiaries or earnings (loss) from equity investees	$152,297	$209,424	$247,036	$198,694	$196,753

Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtedness	84,472	81,232	83,759	84,954	85,446
Capitalized interest	767	304	153	242	381
Rentals:
Buildings — 33%(A)	39,033	39,070	40,973	40,815	42,460
Office and other equipment — 33%(A)	12,038	15,010	14,577	13,513	13,341

Total fixed charges	$136,310	$135,616	$139,462	$139,524	$141,628

Pre-tax income from operations before adjustment for non-controlling interests in consolidated subsidiaries or earnings (loss) from equity investees plus fixed charges, less preferred stock dividend requirements of consolidated subsidiaries less capitalized interest	$287,840	$344,736	$386,345	$337,976	$338,000

Ratio of earnings to fixed charges	2.11	2.54	2.77	2.42	2.39

(A)
The Company uses 33% to estimate the interest on its rentals. This percentage is a reasonable approximation of the interest factor.

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  Exhibit 12
Select Medical Holdings Corporation Ratio of Earnings to Fixed Charges (unaudited)
Select Medical Corporation Ratio of Earnings to Fixed Charges (unaudited)